Exhibit 10.3
Portions of this Exhibit 10.3 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

DISTRIBUTORSHIP AGREEMENT

This DISTRIBUTORSHIP AGREEMENT (“Agreement”) is made and entered into as  of the 5th day of February 2009 (the “Effective Date”) by and between WILD Flavors, Inc., a Delaware corporation, whose corporate offices are located at 1261 Pacific Avenue, Erlanger, KY  41018-1260 (“WILD”); Sunwin International Neutraceuticals, Inc., a Nevada corporation, whose corporate offices are located at 6 Shengwang Avenue, Qufu, Shandong, China 273100 (“SUNWIN”) and Sunwin Stevia International Corp., a Florida corporation doing business as Sunwin USA whose corporate address is P.O. Box 1017, Frisco, TX  75034-1017 (“Sunwin USA”).

WHEREAS, SUNWIN has developed and sells certain herbs and herbal extracts used in traditional Chinese medicines and veterinary products, including but not limited to a natural sweetener known as Stevia;

WHEREAS, SUNWIN wishes to appoint Sunwin USA as a distributor for the Products, as hereinafter defined, on a world-wide basis (the “Territory”) on the terms and subject to the conditions provided for herein; and,

WHEREAS, Sunwin USA desires to distribute the Products in the Territory with direction and assistance of WILD; and,

WHEREAS, WILD, by virtue of its capital investment in SUNWIN and its agreement to provide the services set forth in Schedule A to this Agreement (the “Corporate Services”), has been appointed manager of Sunwin USA and, as such, operates and controls Sunwin USA, and WILD is willing and able to assist Sunwin USA in developing uses for and marketing the Products for use in various applications in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties contained herein, the parties agree as follows:

1.  Appointment of Distributor and Services

A.	Appointment of Distributor, Certain Defined Terms

a.
SUNWIN hereby: (i) appoints Sunwin USA as its exclusive distributor for the resale of the RA 80 Products, as hereinafter defined, in the Territory; (ii) appoints Sunwin USA as its non-exclusive distributor for the resale of the RA 40 Products, as hereinafter defined, in the Territory; (iii) appoints Sunwin USA as its exclusive distributor of the RA 40 Products upon fulfilment of, and subject to, the terms and conditions set forth in Section 1.B(d) and (iv) grants Sunwin USA the right to buy all of the Products in accordance with the terms and conditions of this agreement.  Sunwin USA agrees to act as a distributor of the Products subject to the terms of this agreement

b.
The term “RA 80 Products” as used in this Agreement shall mean: the branded product known as OnlySweet®, Stevia graded RA 80 and above, including RA 80 and RA 95, all other forms of Stevia used as a sweetener under development or developed in the future that have an equivalent or

Portions of this Exhibit 10.3 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

better concentration of sweetness of RA 80 or above and any improvements to these products.

c.	The term “RA 40 Products” as used in this Agreement shall mean Stevia graded RA 40, RA 50, RA 60 and any other grade of Stevia up to RA 80, but not including RA 80.

d.	The term “Products” as used in this Agreement shall mean the RA 80 Products and the RA 40 Products.

B.	SUNWIN Commitments to Sunwin USA:

a.
SUNWIN agrees to deliver to or, as directed by Sunwin USA, for Sunwin USA to market and sell to all customers in the Territory, and SUNWIN will not sell the RA 80 Products to any other party in the Territory.

b.
SUNWIN agrees to refer to Sunwin USA all customers who seek to purchase the RA 80 Products for delivery into the Territory. Sunwin USA shall purchase the RA 80 Products from SUNWIN for all customers in the Territory and from no other suppliers except as provided for in this Agreement.

c.
SUNWIN shall provide in its written and / or verbal agreements with its other business partners that the RA 80 Products produced by or for SUNWIN may not be sold in the Territory and that only Sunwin USA is entitled to market and / or sell the RA 80 Products in the Territory.

d.
SUNWIN agrees to sell RA 40 Products to Sunwin USA on a priority basis as set out in Section 1.B(g) below.  At such time as Sunwin USA’s demand for the RA 40 Products as evidenced by purchase orders for such amounts meets or exceeds the full production capacity of SUNWIN for all of the RA 40 Products for a period of 90 consecutive days, SUNWIN will, within 90 days thereafter and the fulfillment of all pending orders for such products from its other customers of RA 40 Products, grant to Sunwin USA the exclusive right to distribute the RA 40 Products in the Territory. Sunwin USA shall have the exclusive right to distribute the RA 40 Products so long as Sunwin USA is able to purchase all of SUNWIN’s production capacity at prices to be agreed upon by SUNWIN and Sunwin USA.

e.
SUNWIN will support Sunwin USA technically with regard to scientific, product specifications and regulatory aspects and will inform Sunwin USA of the results of any clinical studies conducted on the Products.

f.
SUNWIN agrees that its manufacturing facility(ies) shall be able to pass a quality audit by Sunwin USA and / or by WILD at all times during the term of this Agreement, and Sunwin USA and WILD agree to assist SUNWIN in correcting any audit deficiencies.

g.
SUNWIN shall supply all of Sunwin USA’s needs for the RA 80 Products before selling and / or shipping Products to any other person.  SUNWIN shall supply all of Sunwin USA’s needs for the RA 40 Products before selling and / or shipping Products to any other person on any order received after written

Portions of this Exhibit 10.3 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

acceptance by SUNWIN of Sunwin USA’s purchase order for the RA 40 Products.  If, for any reason, SUNWIN cannot supply sufficient volumes of the Products to meet Sunwin USA’s priority rights to volume, then Sunwin USA shall be free to purchase the Products elsewhere to satisfy its volume needs until such time as SUNWIN is able to fulfill Sunwin USA’s orders for the Products.

C.	Sunwin USA Commitments to SUNWIN:

a.	Sunwin USA, at the direction and with the assistance of WILD, agrees to market and / or distribute the Products in the Territory and to provide the Corporate Services.

b.
Sunwin USA, at the direction and with the assistance of WILD, agrees to develop prototype products containing the Products and exhibit these prototypes in appropriate trade shows and / or to appropriate customers.

c.	Sunwin USA, at the direction and with the assistance of WILD, agrees to provide prototype products containing Stevia to SUNWIN for its evaluation, when requested by SUNWIN.

d.
Sunwin USA agrees to achieve a minimum distribution volume of [___] Metric Tons of the Stevia grade [_______________] which are included in the Products in the Territory during [_________________________] and each calendar year thereafter (the “Minimum Distribution Requirement”).  In the event Sunwin USA does not achieve and maintain the Minimum Distribution Requirement, then the parties agree to discuss how best to increase volume sales of the Products.  If after 60 days after the end of each calendar year [__________] the Parties have not reached an agreement to be negotiated in good faith on ways to increase sales of the Products to meet or exceed the Minimum Distribution Requirement, then SUNWIN shall be permitted to appoint additional distributors, after providing written notice to Sunwin USA of its decision to appoint such additional distributors, to sell the Products in the Territory, and sell any grade of Stevia or any other product manufactured or distributed by SUNWIN in the Territory; provided, however, that if Sunwin USA achieves the Minimum Distribution Requirement in a subsequent calendar year, then SUNWIN and Sunwin USA will negotiate in good faith the terms and conditions of reinstatement of the exclusivity rights provided for in this Agreement.

e.
Sunwin USA has the right of first refusal to market and distribute anywhere in the Territory any new forms of Stevia used as a sweetener that are not included in the definition of the Products which are developed by SUNWIN (the “New Products”) on the following terms.  If at any time SUNWIN seeks to sell the New Products in the Territory, then SUNWIN must first offer Sunwin USA the exclusive right to distribute the New Products in the Territory on terms and conditions to be negotiated by the parties in good faith.  Should Sunwin USA and SUNWIN be unable to reach mutually agreeable terms for such distribution within 30 days from receipt of written notice from SUNWIN, then SUNWIN may sell the New Products on a non-exclusive basis to other parties in or for distribution into the Territory.  However, this right of first

Portions of this Exhibit 10.3 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

refusal does not obligate Sunwin USA to market and / or distribute any other new items developed and produced by SUNWIN.

2. Prices and Payment:

A.	SUNWIN agrees to sell the Products to Sunwin USA at prices establish by the following formula (the “Purchase Price Formula”):

[__________________________________________________________________________] =Sale Price to Sunwin USA

The term “Cost of Goods Sold” shall be computed in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).

The term “Value Added or Other Tax” shall mean the value added tax, duties or levies in effect at the time of shipment of any products under this Agreement.

The term “Operating Expenses” shall mean the operating expenses related to the production, transportation and insurance, if any, related to the production of the Products.

The Purchase Price Formula yields the following prices which shall be the prices to Sunwin USA from [______]:

Description                                                      Price per metric ton (in US $)

R A 40                                                          [________]
R A 60                                                          [________]
R A 80                                                          [________]
R A 95                                                          [________]

SUNWIN and Sunwin USA agree to review the above listed prices for the Products quarterly.  If, at any time during the term of this Agreement, Sunwin USA or WILD discovers that some other producer(s) is / are selling the Products of equivalent quality to any other person(s) at lower prices than SUNWIN charges Sunwin USA, then SUNWIN agrees to reduce its markup and sell the Products to Sunwin USA at or below the other producer(s) market prices.  Sunwin USA shall provide SUNWIN with any reasonably requested documentation to support Sunwin USA’s claim that other Stevia producers are selling equivalent grades of stevia at prices below SUNWIN’s prices.  Thereafter, SUNWIN shall have up to 30 calendar days in which to adjust the Products’  prices to Sunwin USA to meet the lower priced Products for future orders of the Products.  If SUNWIN does not meet the lower price(s), then Sunwin USA shall be free to purchase the Products from any other producer, in its sole discretion and without penalty from SUNWIN, until SUNWIN can match the competitive price.

B.
Sunwin USA and SUNWIN shall have the right to conduct a third party audit to verify these margin calculations and pricing claims at any time.  Any new prices shall become effective on the 15th day of the month following the quarterly review and shall be applied to new purchase orders submitted after such date.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

C.
Sunwin USA agrees to pay all amounts due, directly to SUNWIN, within 30 calendar days after Sunwin USA receives each invoice for a delivery of the Products from SUNWIN.  SUNWIN will invoice Sunwin USA and all amounts set forth in this Agreement are in U.S. Dollars, and Sunwin USA will make all payments to SUNWIN in U.S. Dollars.  If Sunwin USA is in default of any payment due SUNWIN under this Agreement, and Sunwin USA remains in default for more than 10 business days after Sunwin USA receives written notice of the default from SUNWIN: (i) all of SUNWIN’s invoices to Sunwin USA for the Products purchased pursuant to this Agreement shall become immediately due and payable; and (ii) SUNWIN may withhold delivery or continued delivery of the Products to Sunwin USA.  These remedies are in addition to all other remedies provided by law and available to SUNWIN.

D.
[_________________________________________________________________________________________________________________________________] if any customer contacts SUNWIN and seeks to purchase the RA 80 Products directly from SUNWIN for delivery into the Territory instead of from or through Sunwin USA.  SUNWIN shall not make any such sale, without Sunwin USA’s advance written consent to do so.

3. Terms of Sale and Delivery

A.         General

The terms of this Agreement shall govern all transactions between SUNWIN and Sunwin USA.  Any items or terms not specifically provided for in this Agreement shall be governed by the Kentucky Revised Statutes version of the Uniform Commercial Code, as amended from time to time.  In every instance, the terms of this Agreement shall supersede the terms and conditions of any purchase order or acceptance document submitted by either party to the other.

B.	Place of Delivery

SUNWIN will provide all the Products to Sunwin USA Ex Works (Qufu, Shandong, China), and risk of loss shall transfer at SUNWIN’s shipping location in Qufu, Shandong, China.

C.	Inspection; Rejection and Right of Cure

Sunwin USA and WILD shall have the right to inspect all the Products sold by SUNWIN under this Agreement within ten (10) days after receipt of a shipment by Sunwin USA.  Any Products that do not meet the Specifications (as hereinafter defined) prior to its shipment may be rejected by Sunwin USA and / or WILD.

4. Warranties:

A.
SUNWIN warrants to SUNWIN USA that it will analyze all the Products before shipment in accordance with methods of analysis agreed upon between SUNWIN, WILD and Sunwin USA.  SUNWIN will send Sunwin USA a Certificate of Analysis with each shipment of the Products that sets forth the complete results of all analyses of each Product shipment and shows that each shipment conforms to all specifications agreed to

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

by the Parties (“Specifications”). Specifications may be amended due to changes in regulations, customer requirements, or other needs.

B.
SUNWIN warrants to Sunwin USA and its customers that all the Products supplied by SUNWIN to SUNWIN USA pursuant to this Agreement shall conform to the Specifications and shall also be in full compliance in any location where sold or used throughout the Territories with all applicable federal, state, local and international statutes, ordinances and regulations including but not limited to all laws concerning the safety of products in the Territories that SUNWIN’s the Products will be sold or used throughout the world.  Without limiting the generality of the foregoing, SUNWIN warrants that the Products shall be wholesome and fit for human consumption at time of delivery and guarantees that all the Products shall not be adulterated or misbranded within the meaning of any statutes or regulations of any of the Territories into which SUNWIN’s the Products is shipped.  If, at any time, SUNWIN learns, or is notified, that any the Products shipped to Sunwin USA or its designees contains hazardous materials or is otherwise adulterated or unfit for human consumption, SUNWIN shall immediately notify Sunwin USA and WILD of that fact.

C.
SUNWIN warrants to Sunwin USA that all facilities it uses to manufacture the Products and all the Products that it sells to Sunwin USA will conform to all applicable federal, provincial, state and local laws and regulations governing food and beverage manufacturing, hygiene, weights and measures in the target markets in the Territories and other applications that incorporate or otherwise use the Products and be completely fit for human consumption, and fully comply and be produced in accordance with generally accepted Good Manufacturing Practices (as defined in 21 C.F.R. Part 110) at SUNWIN facilities that have passed quality audits acceptable to Sunwin USA and WILD.  SUNWIN agrees to submit, at SUNWIN's expense, to such facility or other audits as are reasonably established from time to time by Sunwin USA or WILD.

D.
SUNWIN represents and warrants that its manufacture of the Products and the use and resale of the Products by Sunwin USA and / or WILD will not infringe upon any third party’s intellectual property rights, including but not limited to patent and trademark rights.  SUNWIN represents and warrants that it owns the Products’ intellectual property rights.  If the patent rights of SUNWIN should be infringed by any third party, only SUNWIN is obligated to take legal steps against this infringement.

5. Force Majeure

Notwithstanding any other provision of this Agreement, none of the parties hereto shall be liable to the other parties for any loss, injury, delay, damage, or other casualty suffered or incurred by the other parties due to strikes, labor disputes, riots, wars, storms, fires, explosion, natural occurrences, foreign or domestic embargo, acts of government authorities, lack of usual means of transportation, or any other cause which is beyond the reasonable control of the party the performance of whose obligations is affected by such cause (a “Force Majeure Condition”) provided, however, that, this Section shall not apply to the payment of any sums of money required to be paid by Sunwin USA hereunder.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6. Intellectual Property Rights

A.	SUNWIN acknowledges Sunwin USA’s proprietary rights and copyrights to all price lists, and other documents prepared or used to promote the Products by Sunwin USA or by WILD on Sunwin USA’s behalf.

B.
If Sunwin USA or WILD funds research on Stevia used in food and beverage or dietary supplement applications, and as a result of this research Sunwin USA creates new intellectual property (“IP”), such new IP shall belong exclusively to Sunwin USA or WILD, as the case may be, however, Sunwin USA and Wild shall have an unrestricted, irrevocable, royalty-free, nonexclusive world-wide license for the term of this Agreement to use, copy and modify such IP for the use and development of Stevia based products.  If SUNWIN funds research on Stevia used in food and beverage applications, and as a result of this research SUNWIN creates new IP, such new IP shall belong exclusively to SUNWIN.  If Sunwin USA, WILD and SUNWIN jointly fund research on Stevia used in food and beverage applications, and as a result of this research Sunwin USA, WILD and SUNWIN jointly create new IP, such new IP shall belong jointly to Sunwin USA, WILD and SUNWIN and each party shall have an unrestricted, irrevocable, royalty-free, nonexclusive world-wide license to use, copy and modify such IP for the use and development of Stevia based products.

7. Confidentiality – Non-Use

SUNWIN, Sunwin USA, and WILD each recognize that the other’s products, marketing strategies, business plans, product development, research methods, product testing, product sourcing methods, the actual costs of materials and products are trade secrets of SUNWIN, Sunwin USA and WILD, respectively.  Therefore, each party covenants and agrees that it shall use the other party's trade secrets only in pursuit and performance of the legitimate business interests of the other parties in connection with and only during the term of this Agreement.  Each party agrees not to share the trade secrets of the others with any third party, unless agreed in advance between the parties.  In no event shall any of the parties to this Agreement be obligated to offer or make available to the other parties any proprietary information (including know how) concerning the Products.  The rights and obligations of this Section 7 shall survive any termination of this Agreement.

8. Term and Termination:

A.           The term of this Agreement shall commence on the Effective Date and shall expire 60 months following the Effective Date (the “Initial Term").  Thereafter, this Agreement will automatically renew itself for twelve (12) successive 36 month periods (“Renewal Terms”), unless and until either party terminates this Agreement pursuant to Section 8.B, below.

B.           This Agreement may not be terminated except as follows:

i.
Upon a material breach of the terms of this Agreement, including non-payment of amounts due under this Agreement, the non-breaching party may terminate this Agreement by giving written notice to the breaching party specifically describing such breach and providing a 30 calendar day opportunity to cure such breach; or

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ii.
Upon the filing of a petition in bankruptcy, either voluntary or involuntary (which, in the case of an involuntary filing, is not dismissed within 60 calendar days after the filing), the commencement of proceedings for receivership, or the filing of any action seeking dissolution or protection from creditors by either party, the other party may terminate this Agreement by giving 10 days prior written notice.

C.
Except for the payment of amounts due under this Agreement, the Parties agree that the termination of this Agreement is the sole remedy for a breach of this Agreement.  In the event of a termination of this Agreement, Sunwin USA may continue to distribute the Products on a non-exclusive basis for a period of 24 months on terms and prices to be mutually agreed on by SUNWIN and Sunwin USA and to be negotiated by the parties in good faith.

9. Severability; Governing Law

If any provision of this Agreement shall be determined to be illegal or unenforceable by any competent authority, the remaining provisions shall be severable and enforceable in accordance with their terms.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky applicable to agreements made and to be performed in Kentucky, without giving effect to the conflicts of law principles thereof.

10. Notices

All notices and other communications required under this Agreement shall be in writing and shall be considered given when delivered personally, or by prepaid facsimile, overnight courier or certified U.S. Postal Service letter postage prepaid and addressed to the parties at the following addresses:
If to WILD Flavors, Inc.: Attn: Chief Operating Officer 1261 Pacific Avenue Erlanger, KY 41018-1260 Facsimile: 859-342-3607	With a Copy to: WILD Flavors, Inc. Attn: General Counsel 1261 Pacific Avenue Erlanger, KY 41018-1260 Facsimile: 859-342-3735
If to Sunwin USA: Sunwin USA Attn: President & CEO P.O. Box 1017 Frisco, TX 75034-1017 Facsimile: 972-712-6736	If to Sunwin International Neutraceuticals, Inc.: Sunwin International Neutraceuticals, Inc. Attn: President and Chairman 6 Shengwang Avenue Qufu, Shandong, China 273100 Facsimile: (86) 537-441-3350

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

11. Modification

Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof can be modified, amended, changed, discharged, or terminated except by an instrument, in writing, signed by all of the parties hereto.  All waivers must be in writing signed by the waiving party.

12. Transfers and Assignments

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  None of the parties shall assign its rights or delegate its duties under this Agreement, except with the express written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary provided for in this agreement, one or more subsidiaries of SUNWIN may fulfill SUNWIN’s obligations under this Agreement.

13. Indemnification, Limitation of Damages and Insurance

A.
Subject to the terms of this Agreement hereof, each Party (the “Indemnifying Party”) shall indemnify and hold the other Parties, their Affiliates, and their respective representatives, officers, directors, shareholders, employees, and agents (the “Indemnified Parties”), harmless from any and all liability, claims, causes of action, damages, and expenses, including reasonable attorney’s fees and costs (“Damages”) which the Indemnified Parties may become liable for, or may incur, or may be compelled to pay as a result of claims by any third parties arising from or in connection with (i) the negligent, reckless or willful acts of the Indemnifying Party, its agents, employees or contractors; or, (ii) the breach by the Indemnifying Party of any material term, warranty or covenant to which the Indemnifying Party is bound by this Agreement.

B.
Promptly after receipt by an Indemnified Party of notice of any action, proceeding, claim or potential claim (any of which is hereafter referred to as a “Circumstance”) which could give rise to a right to indemnification pursuant to any provision of this Agreement, the Indemnified Parties shall give the Indemnifying Party written notice describing the Circumstance in  reasonable detail and a copy of any correspondence, court papers or other writings setting forth the Circumstance for which indemnification is sought.  The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the Circumstance.  If an Indemnifying Party shall undertake to compromise or defend any such Circumstance, it shall promptly notify the Indemnified Parties, and the Indemnified Parties agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against any such Circumstance.  All costs and expenses incurred in connection with such cooperation (other than the cost of outside counsel or internal personnel of the Indemnified Parties) shall be borne by the Indemnifying Party.  The Indemnified Parties shall have the right at their own expense to participate in the defense of such Circumstance.  In no event shall the Indemnified Parties compromise any such Circumstance without the written consent of the Indemnifying Party, unless the Indemnifying Party fails or refuses to indemnify or fails or refuses to take reasonable and prompt (after 20 days written notice) action in defense of such Circumstance.

C.	No party to this Agreement shall be liable for incidental, consequential, special, punitive or exemplary damages in connection with the goods or the services rendered hereunder

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

even if notice was given of the possibility of such damages and even if such damages were reasonably foreseeable.

D.
Sunwin USA agrees to procure and maintain in force during the term of this Agreement, with companies reasonably acceptable to SUNWIN, a comprehensive general public and products liability insurance policy in an initial amount not less than Three Million ($3,000,000.00) Dollars.  Sunwin USA agrees to review the amount of insurance coverage on the annual anniversary date of this Agreement to ensure that coverage levels remain acceptable.  Sunwin USA shall provide a certificate of insurance to the other parties within 20 business days after all parties have signed this Agreement.

14. Remedies

Any dispute arising under or relating to this Agreement shall be settled under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator selected in accordance with such Rules.  The place of arbitration shall be in the City of Erlanger, Kentucky, USA.  The expenses of the arbitration shall be apportioned between the parties as determined by the arbitrator, who in his / her discretion may also award attorney’s fees to the prevailing party.  Either party may file a lawsuit seeking a temporary restraining order or preliminary injunction in aid of arbitration.  The arbitrator shall be empowered to issue equitable relief such as injunctive relief and specific performance in addition to money damages.

15. Captions

The captions herein are inserted for convenience only and shall not define, limit, extend, or describe the scope of this Agreement or affect the construction hereof.

16. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Portions of this Exhibit 10.21 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first stated above intending to be legally bound.

SUNWIN International Neutraceuticals, Inc.	Sunwin Stevia InternationalCorp. d/b/a Sunwin USA
/s/ Dongdong Lin	/s/ Jeffrey Reynolds
Dongdong Lin, Chief Executive Officer	Jeffrey Reynolds, President and CEO

Date: February 5, 2009	Date: February 5, 2009

WILD Flavors, Inc.
/s/ Kevin K. Gavin
Kevin K. Gavin, Chief Operating Officer

Date: February 5, 2009